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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated January 29, 1999, except for Note L as to which the date is April 12, 1999, accompanying the financial statements and schedule of AppliedTheory Corporation and Predecessor contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Selected Financial Data" and "Experts."

GRANT THORNTON LLP

New York, New York

April 28, 1999